Exhibit 24.1

Consent of Independent Registered Public Accounting Firm

We have issued our reports dated March 1, 2005, accompanying the financial statements and schedules and management’s assessment of the effectiveness of internal control over financial reporting included in the Annual Report of Theragenics Corporation® on Form 10-K for the year ended December 31, 2004. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Theragenics Corporation® on Form S-8, file numbers 333-48136, 333-15313, 333-40737, 333-40653 and 333-64801.

/s/ GRANT THORNTON LLP
GRANT THORNTON LLP

Atlanta, Georgia
March 11, 2005